Exhibit p.2

Effective February 11, 2008

American Fidelity Assurance Company

Code of Ethics

(Adopted pursuant to Rule 17j-1 and Rule 204A-1)

American Fidelity Assurance Company (the “Company”) has long maintained a policy of honest and ethical behavior, including a policy against certain personal trading activities. The Company’s Code of Ethics (the “Code”) further ensures that the Company’s Supervised Persons (as defined below) will maintain this policy by requiring such persons to conduct their personal and professional affairs consistent with the guidance of ethics and professional standards set forth herein.

The implementation and enforcement of the Code furthers the Company’s primary objective – to place the interests of the Company’s clients first. The Code also ensures that all personal securities transactions will be conducted with integrity and distinction, in such a manner so as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. Finally, the Code underscores the Company’s fundamental concern that our Supervised Persons should avoid the appearance of impropriety and should not take advantage of their positions. Persons covered by the Code must adhere to these general principles as well as comply with the Code’s specific provisions.

Violation of the Code may result in civil and criminal liability, or both, under the federal securities laws. In addition, any transaction that is considered to have been improper, or that appears improper in light of subsequent developments, even though proper when made, is subject to reversal. Compliance with the Code is a condition of employment for Supervised Persons who are employees, and violation of the Code may be cause for termination of employment.

Please take the time to read the Code carefully and direct any questions to the Chief Compliance Officer. Please return a signed copy of the Code to the Chief Compliance Officer, as indicated on the signature page, and retain a copy of the Code for your records.

I.	To Whom Does the Code Apply?

This Code applies to all of the Company’s Supervised Persons. You are a “Supervised Person” 1 if you are:

•	a member of the board of directors;
•	an officer or employee whose duties are related to the Company’s investment advisory business;[2] or
•	any other person who provides investment advice on behalf of the Company and is subject to the Company’s supervision and control.

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1 Section 202(a)(25).

2 Item 17A of Form ADV requires the Company to report the number of its employees that perform investment advisory functions.

The Code further restricts certain activities of the Company’s “Access Persons” and “Investment Personnel.” You are an Access Person if:

(1)	you are a Supervised Person (or are a director, officer, general partner or employee of a company in a control relationship to the Company), and
(a)

in connection with your regular functions or duties, you make, participate in, obtain information regarding or recommend the purchase or sale of Covered Securities by American Fidelity Dual Strategy Fund, Inc. (the “Fund”) or have access to such recommendations that are nonpublic;[3]

(b)

your functions relate to making any recommendations with respect to the purchases and sales of Covered Securities by the Fund, or you have access to such recommendations that are nonpublic[4] (these Access Persons are “Investment Personnel”);[5]

(c)

you are in a control relationship to the Company, and you obtain information about recommendations made to a Fund regarding to the purchase or sale of Covered Securities by the Fund[6] (these Access Persons are “Investment Personnel”);[7] or

(2)	you are a Supervised Person, and you have access to non-public information regarding the Fund’s purchase or sale of securities or non-public information regarding the Fund’s portfolio holdings.[8]
II.	What Activities are Restricted?

A.	Restrictions on Participation in Initial Public Offerings and Private Placements

Access Persons and Investment Personnel may not acquire beneficial ownership of any securities, directly or indirectly, in an initial public offering or a private placement except upon the receipt of approval from the Company’s Chief Compliance Officer.9 Any such person who has acquired securities in either an initial public offering or in a private placement must disclose the fact to the Company’s Chief Compliance Officer if the person plays a material role in the Company’s subsequent investment decision for a client account regarding the issuing company. After disclosure, the Company will provide for an independent review of the Company’s investment decision by the Chief Compliance Officer.

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3 Rule 17j-1(a)(1)(i) and (a)(2)(i).

4 Rule 17j-1(a)(1)(i) and (a)(2)(i); Rule 204A-1(e)(1)(B).

5 Rule 17j-1(a)(7)(i).

6 Rule 17j-1(a)(1)(i) and (a)(2)(ii).

7 Rule 17j-1(a)(7)(ii).

8 Rule 204A-1(e)(1)(A) and (e)(9).

9 Rule 17j-1(e); Rule 204A-1(e).

B.	Receipt of Certain Gifts, Favors, or Preferential Treatment from Participants in the Securities Industry

Access Persons and Investment Personnel may not receive gifts, favors or preferential treatment from anyone in the securities industry that is reasonably valued in excess of $100.00 annually. Additionally, any entertainment of Access Persons and Investment Personnel by anyone in the securities industry must be reasonable in cost, appropriate as to time and place, and not so frequent as to raise questions of impropriety.

C.	Service as a Director or Trustee on the Board of a Publicly Traded Company

Access Persons and Investment Personnel may serve as directors or trustees on the board of a publicly traded company only upon prior approval from the Company’s Chief Compliance Officer.

III.	What Other Restrictions Apply?

A.	Mandatory Blackout Period for Personal Transactions in Restricted Securities

Generally, a “Restricted Security” is any Covered Security that (1) is held by the Fund or (2) is being considered for purchase by the Fund.10 The Company will identify a person or investment department will maintain a list of Covered Securities that constitute be deemed “Restricted Securities.”

An Access Person who has actual knowledge or who has reason to believe that the Company has a pending “buy” or “sell” in a Restricted Security for the Fund’s account may not execute a transaction in the Restricted Security until at least 15 days after the order for the client’s account is executed or withdrawn.

B.	Reporting Requirements

Access Persons must comply with the reporting requirements set forth below:

1.

Initial Holdings Reports – Must be submitted within 10 days of person becoming an Access Person.[11] The information contained in the Initial Holdings report must be current as of a date no more than 45 days before the date on which the person becomes an Access Person. The Chief Compliance Officer will notify you and supply you with the requisite form.

2.	Quarterly Transaction Reports – Must be submitted within 30 days of the end of the calendar quarter.[12] The Chief Compliance Officer will notify you and supply you with the requisite form.

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10 17j-1(a)(10) and 17j-1(b)

11 Rule 204A-1(b)(1)(ii)(A)

12 Rule 204A-1(b)(2)(ii)

3.	Annual Holdings Reports – Must be submitted within 45 days of the end of the calendar year.[13] The Chief Compliance Officer will notify you and supply you with the requisite form.

Please note that you need NOT complete a quarterly report (i) if your broker trade confirmations and/or account statements that the Company receives would provide duplicate information regarding the relevant transactions, or (ii) with respect to transactions effected pursuant to an automatic investment plan over which you have no investment discretion.14 Please confirm the adequacy of your broker trade confirmations and/or account statements with the Chief Compliance Officer.

C.	“Covered Securities”; Exception to Certain Restrictions

Please note, the mandatory blackout restrictions set forth in Section III.A and the reporting requirements of Section III.B. apply to Covered Securities, which includes all securities except (i) direct obligations of the U.S. government, (ii) bank certificates of deposit, commercial paper and other high quality short-term debt instruments, (iii) shares issued by money market funds, (iv) mutual fund shares, and (v) shares of unit investment trusts that are invested exclusively in one or more mutual funds other than the Fund (“Excluded Securities”).15 “Covered Securities” includes securities held in a 401-k or other investment account unless (y) you have no investment discretion over the account, or (z) the securities in the account are Excluded Securities, as defined above.

IV.	Compliance with Code and Federal Securities Laws

Supervised Persons shall comply with this Code and with applicable federal securities laws at all times. It is unlawful for any affiliated person of the Company, in connection with the direct or indirect purchase or sale of a security held or being considered for purchase by a client, to (i) employ any device, scheme or artifice to defraud a Fund for which the Company serves as investment advisor; (ii) make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or (iv) engage in any manipulative practice with respect to a Fund.

If a Supervised Person observes or suspects any violation of the Code, applicable laws or regulations, the Supervised Person shall immediately report the violation to the Chief Compliance Officer. Failure to report any such violation is itself a violation of the Code. If a Supervised Person has any question about whether a particular act or omission violates the Code, the Supervised Person should seek guidance from the Chief Compliance Officer.

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13 Rule 204A-1(b)(1)(ii)(B)

14 Rule 17j-1(d)(2)(vi)

15 Rule 204A-1(e)(10)

You will be asked to certify, on an annual basis, that you have read the Code and that you understand it and recognize that you are subject to the Code. The Company will require you to certify annually that you have complied with the Code’s requirements and that you have disclosed or reported any personal securities transactions required to be disclosed or reported pursuant to the Code’s requirements.

The Company’s management will prepare an annual report and deliver it to the board of directors of any Fund for which the Company serves as investment advisor, (i) identifying any issues or material violations that have arisen under the Code or under any procedures adopted to ensure compliance with the Code, and (ii) certifying that the Company has adopted procedures reasonably necessary to prevent violation of the Code.

V.	Delivery of Code and Amendments.

Upon the commencement of employment or other applicable service with the Company, the Company shall provide each Supervised Person with a copy of the Code and any amendments. The Company also shall provide a copy of any amendment to the Code to all Supervised Persons as soon as possible after such amendment becomes effective.

ACKNOWLEDGMENT

I certify that I have read and understand the Company’s Code of Ethics and I recognize that I am subject to the Code. I have and will comply in all respects with the Code’s requirements and I have disclosed or reported any personal securities transactions required to be disclosed or reported pursuant to the Code’s requirements.

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(signature)

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(print name)

_________________________________________
(date)

Please return one executed copy of the Code of Ethics to the Company’s Chief Compliance Officer, Stephen P. Garrett. Please retain an additional copy of the Code for your reference.